CITY NATIONAL ROCHDALE FIXED INCOME OPPORTUNITIES (IRELAND) LIMITED

FORM OF INVESTMENT MANAGEMENT AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT made and effective as of the 24th day of September, 2013, by and between CITY NATIONAL ROCHDALE FIXED INCOME OPPORTUNITIES (IRELAND) LIMITED (hereinafter called the “Company”), a company organized under laws of Ireland, and CITY NATIONAL ROCHDALE, LLC (hereinafter called the “Adviser”), a limited liability company organized under laws of the State of Delaware.

WITNESSETH:

WHEREAS, the Company is an Irish company; and

WHEREAS, the sole shareholder of the Company is the City National Rochdale Fixed Income Opportunities Fund (the “Sole Shareholder”), a series of City National Rochdale Funds, a Delaware statutory trust (the “Trust”), an open-end management investment company registered as such under the United States Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is an investment adviser registered with the United States Securities and Exchange Commission; and

WHEREAS, the Company desires to retain the Adviser to render advice and services to the Company pursuant to the terms and provisions of this Agreement, and the Adviser is interested in furnishing said advice and service;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.  Appointment of Adviser.  The Company hereby employs the Adviser, and the Adviser hereby accepts such employment, to render investment advice and management services with respect to the assets of the Company for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Company’s Board of Directors.  Consistent with applicable law and subject to prior approval of the Board of Directors, the Adviser may retain one or more investment management organizations (“Sub-advisers”) to make specific investment decisions and to execute all portfolio transactions with respect to all or a portion of the assets of the Company.  The Adviser may allocate portions of the Company’s assets among such Sub-adviser(s).  The Adviser shall monitor the performance of such Sub-adviser(s) and shall have the authority to allocate and reallocate assets among Sub-advisers and to recommend the employment or termination of a particular Sub-adviser, as the Adviser may deem advisable.  The investment advisory fee payable to any Sub-adviser retained by the Adviser under this paragraph 1 shall be paid by the Adviser and not the Company.

2.  Duties of Adviser.  The Adviser shall act as investment manager to the Company and shall supervise investments of the Company on behalf of the Company in accordance with the investment objectives, programs and restrictions of the Sole Shareholder as provided in the Sole Shareholder’s current Prospectus and Statement of Additional Information.  Without limiting the generality of the foregoing, the Adviser shall:  (i) retain, recommend employment and termination of, and monitor the performance of Sub-advisers pursuant to Section 1 of this Agreement, subject to the ultimate supervision and oversight of the Company’s Board of Directors; (ii) furnish the Company and the Sole Shareholder with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Board of Directors or Sole Shareholder may reasonably request; (iii) upon request of the Board of Directors, provide persons satisfactory to the Board of  Directors to act as officers of the Company, but not including personnel to provide administrative services to the Company; and (iv) render to the Board of Directors and Sole Shareholder such periodic and special reports with respect to the  Company’s investment activities as the Board may reasonably request.

3.  Best Efforts and Judgment.  The Adviser shall use its best judgment and efforts in rendering the advice and services to the Company as contemplated by this Agreement.

4.  Independent Contractor.  The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Sole Shareholder or the Company in any way, or in any way be deemed an agent for the Sole Shareholder or for the Company.  It is expressly understood and agreed that the services to be rendered by the Adviser to the Company under the provisions of this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be materially impaired thereby.

5.  Adviser’s Personnel.  The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be reasonably necessary to the performance of its obligations under this Agreement.  Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or retained by the Adviser to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Adviser or the Board of Directors may desire and reasonably request.

6.  Reports by Company to Adviser.  The Company will furnish (or cause to be furnished) to the Adviser detailed statements of its investments and assets as the Adviser may reasonably request, and information as to its needs, and will make available to the Adviser such financial reports, proxy statements, legal and other information relating to its investments as may be in its possession or available to it, together with such other information as the Adviser may reasonably request.

7.  Expenses.

(a)  With respect to the operation of the Company, the Adviser is responsible for (i) the compensation of any of the Company’s Directors, officers, and employees who are affiliates of the Adviser (but not the compensation of employees performing services in connection with expenses which are the Company’s responsibility under Subparagraph 7(b) below) and (ii) providing office space and equipment reasonably necessary for the operation of the Company.

(b)  The Company is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in paragraphs 1 and subparagraph 7(a) above, including but not limited to:  fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Company including all fees and expenses of its custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under applicable law; taxes, if any; expenditures in connection with meetings of the Company’s shareholders and the Board of Directors that are properly payable by the Company; salaries and expenses of officers and fees and expenses of members of the Board of Directors or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Adviser; insurance premiums on property or personnel of the Company which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Company or other communications for distribution to the Sole Shareholder; legal, auditing and accounting fees; trade association dues; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under applicable securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Company (including, without limitation, fund accounting and administration agents), if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

(c)  To the extent the Adviser incurs any costs by assuming expenses which are an obligation of the Company as set forth herein, the Company shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses.  To the extent the services for which the Company is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Company to the extent of the Adviser’s actual costs for providing such services.

8.  Investment Advisory and Management Fee.

(a)  The Company shall not pay to the Adviser any compensation for the investment management and advisory services furnished or provided to the Company pursuant to this Agreement.

(b)  The Adviser voluntarily may reduce any portion of the reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Company under this Agreement.  Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future reimbursement due to the Adviser hereunder or to continue future payments.  Any such reduction will be agreed upon prior to accrual of the related expense and will be estimated daily.  Any Company expense paid by the Adviser voluntarily or pursuant to an agreed expense limitation shall be reimbursed by the Company to the Adviser in the first, second, or third (or any combination thereof) fiscal year next succeeding the fiscal year of the withholding, reduction, or payment to the extent permitted by applicable law and only if such reimbursements by the Company (i) are requested by the Adviser, (ii) are approved by the Company’s Board of Directors, and (iii) can be achieved within the Company’s then current expense limits, if any, for that succeeding first, second, or third fiscal year as the case may be; provided that such reimbursements shall only be paid after the Company’s current expenses of the fiscal year have been paid and if such reimbursements do not require the Adviser to pay current Company expenses.

(c)  The Adviser may agree not to require payment of any portion of the reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such reimbursement has accrued as a liability of the Company.  Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Adviser hereunder.

9.  Books and Records.  Unless maintained by another party on the Company’s behalf, the Adviser shall maintain the books and records with respect to the Company’s securities and other transactions and keep the Company’s books of account in accordance with all applicable Irish and U.S. federal and state laws and regulations.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records which it maintains for the Company are the property of the Company, and further agrees to surrender promptly to the Company or its agents any of such records upon the Company’s request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.  The Adviser will arrange for any statutory books and records of the Company that are required to be kept in Ireland to be maintained in Ireland.

10.  Conflicts with Company’s Governing Documents and Applicable Laws.  Nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s Certificate of Incorporation or any applicable statute or regulation, or to relieve or deprive the Board of Directors of the Company of its responsibility for and control of the conduct of the affairs of the Company.

11.  Adviser’s Liabilities.

(a)  In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Company or to the Sole Shareholder for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other asset or instrument by the Company.

(b)  Each party to this Agreement shall indemnify and hold harmless the other party and the shareholders, members, directors, officers and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable legal fees incurred in connection therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

(c)  No provision of this Agreement shall be construed to protect any Director or officer of the Company, or officer of the Adviser, from liability in violation of applicable law.

12.  Non-Exclusivity.  The Company’s employment of the Adviser is not an exclusive arrangement, and the Company may from time to time employ other individuals or entities to furnish it with the services provided for herein.

13.  Term.  This Agreement shall become effective as of the date of this Agreement, and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided.  Thereafter, so long as the Sole Shareholder is the sole shareholder of the Company, this Agreement shall continue in effect after such initial two-year period for additional periods not exceeding one (1) year so long as such continuation is approved with at least annually by (i) the Board of Trustees of the Trust on behalf of the Sole Shareholder or by the vote of a majority of the outstanding voting securities of the Sole Shareholder and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

14.  Termination.  This Agreement may be terminated, without payment of penalty, (i) for so long as the Sole Shareholder is the sole shareholder of the Company, by the Trust on behalf of the Sole Shareholder or by vote of a majority of the outstanding voting securities of the Sole Shareholder upon sixty (60) days’ prior written notice to the Adviser, (ii) by the Board of Directors of the Company upon (sixty) 60 days’ written notice of termination to the Adviser, or (iii) by the Adviser upon sixty (60) days’ prior written notice to the Company.

15.  Assignment.  This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and shall not be assignable by the Company without the consent of the Adviser.

16.  Confidentiality.  The Adviser agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.

17.  Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

18.  Definitions.  The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

19.  Limitation of Liability.  The undersigned Directors of the Company have executed this Agreement not individually, but as Directors under the Company’s and the provisions of the Company’s Memorandum and Articles of Association and the obligations of this Agreement are not binding upon any of the Directors, officers or shareholders of the Company individually.  The Adviser agrees that the Company’s obligations under this Agreement shall be limited to the Company and its assets, and that the Adviser shall not seek satisfaction of any such obligation from the Sole Shareholder nor from any Director, officer, employee or agent of the Sole Shareholder or the Company.

20.  Names.  The Company and the Adviser acknowledge and agree that the name “City National Rochdale Funds” is the property of City National Bank.

21.  Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

22.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

CITY NATIONAL ROCHDALE, LLC

By:	/s/ Kurt Hawkesworth
Name:	Kurt Hawkesworth
Title:	CCO

CITY NATIONAL ROCHDALE FIXED INCOME
OPPORTUNITIES (IRELAND) LIMITED

By:	/s/ Jeremy O’ Sullivan
Name:	Jeremy O’Sullivan
Title:	Director

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